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                                                                Exhibit (h)(13)

                        BARCLAYS GLOBAL INVESTORS FUNDS
                         MASTER INVESTMENT PORTFOLIOS

                  INDEPENDENT EXPENSE REIMBURSEMENT AGREEMENT

This Independent Expense Reimbursement Agreement (this "Agreement") is entered into as of November 13, 2009 by and between Master Investment Portfolio ("MIP"), Barclays Global Investors Funds ("BGIF"), Barclays Global Fund Advisors ("BGFA") and Barclays Global Investors, N.A. ("BGI")

Reference is made to the Administration Agreement between BGIF and BGI (the "BGIF Administration Agreement") and the Administration Agreement between MIP and BGI (the "MIP Administration Agreement" referred to together with the BGIF Administration Agreement as the "Administration Agreements"), pursuant to which BGI serves as Administrator for BGIF and MIP. In addition, BGFA and MIP, on behalf of the series of MIP, are parties to investment advisory agreements (the "Advisory Agreements"), pursuant to which BGFA provides investment advisory services to such series and receives compensation for such services at the rates set forth in the Advisory Agreements (each, an "Advisory Fee").

Under the Administration Agreements, BGI is not required to bear the cost of
(1) the compensation of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of MIP or BGIF ("Independent Trustees"), (2) travel expenses of the Independent Trustees in connection with their attendance at board and other meetings relating to MIP or BGIF, as applicable, (3) fees and expenses of legal counsel for the Independent Trustees, and (4) fees and expenses of the independent auditors of BGIF and MIP (collectively, the "Independent Expenses").

Notwithstanding the BGIF Administration Agreement, BGI hereby agrees to reimburse, or provide an offsetting credit against fees it is entitled to receive from, BGIF in an amount equal to the Independent Expenses.

Notwithstanding the MIP Administration Agreement, for those series of MIP that pay an administration fee to BGI under the MIP Administration Agreement, BGI hereby agrees to reimburse, or provide an offsetting credit against fees it is entitled to receive from, those series of MIP in an amount equal to the Independent Expenses allocable to those series.

In addition, for those series of MIP that do not pay an administration fee to BGI under the MIP Administration Agreement, BGFA agrees to cap the expenses of such series at the rate at which those series of MIP pay an Advisory Fee to BGFA.

This Agreement is effective as of December 1, 2009 and shall remain in effect until after the close of business on November 30, 2011, unless earlier terminated or superseded by

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the written agreement of (a) MIP and BGFA with respect to MIP's Independent
Expenses, or (b) BGIF and BGI with respect to BGIF's Independent Expenses. The term of this Agreement may be continued from year to year thereafter provided that each such continuance is specifically approved by MIP, BGIF, BGFA and BGI. None of MIP, BGIF, BGFA or BGI shall be obligated to extend the term of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

BARCLAYS GLOBAL FUND ADVISORS

By:
        --------------------------
        H. Michael Williams
Title:  Managing Director

BARCLAYS GLOBAL INVESTORS, N.A.

By:
        --------------------------
        Lee Kranefuss
Title:  Managing Director

By:
        --------------------------
        H. Michael Williams
Title:  Managing Director

BARCLAYS GLOBAL INVESTORS FUNDS
on behalf of each FUND

By:
        --------------------------
        H. Michael Williams
Title:  President and Chief
        Executive Officer

MASTER INVESTMENT PORTFOLIO
on behalf of each PORTFOLIO

By:
        --------------------------
        H. Michael Williams
Title:  President and Chief
        Executive Officer